Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports First Quarter 2015 Results

Board Authorizes Additional $1 Billion Share Repurchase

Plans to Increase 3-Year Capital Plan by $500 Million

Nashville, Tenn., May 5, 2015 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2015.

Key first quarter metrics (all percentage changes compare 1Q 2015 to 1Q 2014 unless noted):

•	Revenues increased 9.5 percent to $9.676 billion

•	Net income attributable to HCA Holdings, Inc. totaled $591 million, or $1.36 per diluted share

•	Adjusted EBITDA increased 19.3 percent to $1.961 billion

•	Cash flows from operations totaled $1.018 billion

•	Same facility equivalent admissions increased 6.8 percent, while same facility admissions increased 5.1 percent

•	Same facility revenue per equivalent admission increased 1.6 percent

On May 4, 2015, HCA’s Board of Directors authorized an additional share repurchase program for up to $1 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws from time to time in the open market, through privately negotiated transactions, or otherwise.

Today, the Company is also announcing a $500 million planned increase in its 3-year capital expenditures program to meet the growing capital investment opportunities in its existing markets. The updated capital investment program is expected to approximate $7.7 billion over the next three years, up from the previous plan of approximately $7.2 billion.

Revenues in the first quarter increased to $9.676 billion, compared to $8.832 billion in the first quarter of 2014. Net income attributable to HCA Holdings, Inc. totaled $591 million, or $1.36 per diluted share, compared to $347 million, or $0.76 per diluted share, in the first quarter of 2014. First quarter 2015 results include gains on sales of facilities of $9 million, or $0.01 per diluted share. Results for the first quarter of 2014 include gains on sales of facilities of $21 million, or $0.03 per diluted share, and also include legal claims costs of $78 million, or $0.11 per diluted share. Adjusted EBITDA totaled $1.961 billion compared to $1.644 billion in the first quarter of 2014. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Same facility equivalent admissions increased 6.8 percent in the first quarter of 2015 compared to the prior year period. Same facility admissions increased 5.1 percent compared to the prior year period. Same facility emergency room visits increased 11.5 percent in the first quarter of 2015, compared to the prior year period. Same facility inpatient surgeries increased 3.0 percent, while same facility outpatient surgeries increased 1.4 percent in the first quarter of 2015 compared to the same period of 2014. Same facility revenue per equivalent admission increased 1.6 percent in the first quarter of 2015 compared to the first quarter of 2014.

During the first quarter of 2015, salaries and benefits, supplies and other operating expenses totaled $7.753 billion, or 80.1 percent of revenues, compared to $7.227 billion, or 81.8 percent of revenues, in the first quarter of 2014.

Balance Sheet and Cash Flow

As of March 31, 2015, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $586 million, total debt of $29.443 billion, and total assets of $31.288 billion. During the first quarter of 2015, capital expenditures totaled $446 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $1.018 billion compared to $443 million in the prior year’s first quarter. As of March 31, 2015, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.80x, compared to 3.96x as of December 31, 2014.

The Company repurchased approximately 5.2 million shares of its common stock during the first quarter of 2015. In addition, in April 2015, the Company repurchased approximately 3.8 million shares of its common stock beneficially owned by affiliates of Bain Capital Investors, LLC and certain charitable organizations that received shares of common stock previously held by the affiliates of Bain Capital Investors, LLC at a purchase price of $77.26 per share, the closing price of the Company’s common stock on the New York Stock Exchange on April 17, 2015, less a discount of 1 percent. The share repurchase was made pursuant to the Company’s existing $1.0 billion repurchase program adopted by the Company’s Board of Directors in February 2015. Through April 30, 2015, the Company has completed approximately $781 million of share repurchases under the program. The Company had approximately 419.179 million shares outstanding as of March 31, 2015.

As of March 31, 2015, HCA operated 168 hospitals and 113 freestanding surgery centers.

2015 Guidance

On April 15, 2015, the Company raised its previously issued financial guidance ranges for 2015.

	February 2015 Guidance	April 2015 Guidance
Revenues	$38.5 - $39.5 billion	$39.0 - $40.0 billion
Adjusted EBITDA	$7.35 - $7.65 billion	$7.55 - $7.85 billion
Adjusted EPS (diluted)	$4.55 - $4.95	$4.90 - $5.30
Capital Expenditures	Approximately $2.4 billion	Approximately $2.5 billion

The Company’s revised 2015 guidance contains a number of assumptions that remain unchanged from its February 2015 guidance, including:

•	The Company estimates approximately 6 to 7 percent of Adjusted EBITDA is attributable to the Patient Protection and Affordable Care Act (Health Reform Law);

•	EHR incentive income of $40-$50 million and EHR expenses in a range of $30-$40 million, as compared to EHR incentive income of $125 million and EHR expenses of $112 million in 2014;

•	Completion of $1 billion share repurchase authorized in February 2015, but does not include additional repurchases under new authorization(s);

•	An increase in share-based compensation expense to approximately $224 million from $163 million in 2014;

•	2015 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets; and

•	2015 guidance does not include any anticipated contribution in 2015 from certain items which impacted 2014 Adjusted EBITDA, including: (i) a $142 million increase to Medicaid revenues reflecting payments in excess of our estimates for the indigent care component of the Texas Medicaid Waiver Program for the program year ended September 30, 2013, and recorded in the 2nd quarter of 2014, (ii) $70 million reduction in Medicaid revenues related to the Texas Medicaid Waiver Program and (iii) $90 million in Medicare revenues recorded in 3Q 2014 in settlement for certain claims denied by Recovery Audit Contractors (“RAC”).

Earnings Conference Call

HCA will host a conference call for investors at 10:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1060572 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, including Ebola; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$10,322		$9,683
Provision for doubtful accounts	646		851

Revenues	9,676	100.0%	8,832	100.0%

Salaries and benefits	4,398	45.5	4,050	45.9
Supplies	1,638	16.9	1,532	17.3
Other operating expenses	1,717	17.7	1,645	18.6
Electronic health record incentive income	(19)	(0.2)	(30)	(0.3)
Equity in earnings of affiliates	(19)	(0.2)	(9)	(0.1)
Depreciation and amortization	473	5.0	447	5.0
Interest expense	419	4.3	460	5.2
Gains on sales of facilities	(9)	(0.1)	(21)	(0.2)
Legal claim costs	—	—	78	0.9

	8,598	88.9	8,152	92.3

Income before income taxes	1,078	11.1	680	7.7
Provision for income taxes	358	3.7	226	2.6

Net income	720	7.4	454	5.1
Net income attributable to noncontrolling interests	129	1.3	107	1.2

Net income attributable to HCA Holdings, Inc.	$591	6.1	$347	3.9

Diluted earnings per share	$1.36		$0.76
Shares used in computing diluted earnings per share (millions)	435.309		457.449
Comprehensive income attributable to HCA Holdings, Inc.	$570		$372

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2015	2014
Revenues	$9,676	$8,832

Net income attributable to HCA Holdings, Inc.	$591	$347
Gains on sales of facilities (net of tax)	(6)	(13)
Legal claim costs (net of tax)	—	49

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs (a)	585	383
Depreciation and amortization	473	447
Interest expense	419	460
Provision for income taxes	355	247
Net income attributable to noncontrolling interests	129	107

Adjusted EBITDA (a)	$1,961	$1,644

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.36	$0.76
Gains on sales of facilities	(0.01)	(0.03)
Legal claim costs	—	0.11

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs(a)	$1.35	$0.84

Shares used in computing diluted earnings per share (millions)	435.309	457.449

(a)	Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains (losses) on sales of facilities and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$586	$566
Accounts receivable, less allowance for doubtful accounts of $4,692 and $5,011	5,928	5,694
Inventories	1,287	1,279
Deferred income taxes	304	366
Other	1,025	1,025

Total current assets	9,130	8,930

Property and equipment, at cost	33,293	32,980
Accumulated depreciation	(18,901)	(18,625)

	14,392	14,355

Investments of insurance subsidiaries	435	494
Investments in and advances to affiliates	181	165
Goodwill and other intangible assets	6,415	6,416
Other	735	620

	$31,288	$30,980

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,973	$2,035
Accrued salaries	1,180	1,370
Other accrued expenses	1,982	1,737
Long-term debt due within one year	2,037	338

Total current liabilities	7,172	5,480

Long-term debt, less debt issuance costs of $220 and $219	27,406	29,088
Professional liability risks	1,095	1,078
Income taxes and other liabilities	1,837	1,832

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,620)	(7,894)
Noncontrolling interests	1,398	1,396

Total deficit	(6,222)	(6,498)

	$31,288	$30,980

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2015	2014
Cash flows from operating activities:
Net income	$720	$454
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(895)	(1,125)
Provision for doubtful accounts	646	851

Accounts receivable, net	(249)	(274)
Inventories and other assets	(106)	(123)
Accounts payable and accrued expenses	(312)	(313)
Depreciation and amortization	473	447
Income taxes	438	144
Gains on sales of facilities	(9)	(21)
Legal claim costs	—	78
Amortization of debt issuance costs	10	14
Share-based compensation	48	37
Other	5	—

Net cash provided by operating activities	1,018	443

Cash flows from investing activities:
Purchase of property and equipment	(446)	(400)
Acquisition of hospitals and health care entities	(28)	(19)
Disposition of hospitals and health care entities	15	23
Change in investments	22	(13)
Other	5	—

Net cash used in investing activities	(432)	(409)

Cash flows from financing activities:
Issuance of long-term debt	1,000	3,502
Net change in revolving credit facilities	(260)	(2,440)
Repayment of long-term debt	(791)	(542)
Distributions to noncontrolling interests	(132)	(87)
Payment of debt issuance costs	(11)	(48)
Repurchase of common stock	(366)	—
Distributions to stockholders	(6)	(7)
Income tax benefits	38	50
Other	(38)	(26)

Net cash (used in) provided by financing activities	(566)	402

Change in cash and cash equivalents	20	436
Cash and cash equivalents at beginning of period	566	414

Cash and cash equivalents at end of period	$586	$850

Interest payments	$487	$523
Income tax (refunds) payments, net	$(118)	$32

HCA Holdings, Inc.

Operating Statistics

	First Quarter
	2015	2014
Operations:
Number of Hospitals	168	165
Number of Freestanding Outpatient Surgery Centers	113	115
Licensed Beds at End of Period	43,500	43,000
Weighted Average Licensed Beds	43,451	42,958

Reported:
Admissions	470,900	445,100
% Change	5.8%
Equivalent Admissions	769,400	713,000
% Change	7.9%
Revenue per Equivalent Admission	$12,576	$12,388
% Change	1.5%
Inpatient Revenue per Admission	$12,391	$12,088
% Change	2.5%
Patient Days	2,343,500	2,197,200
% Change	6.7%
Equivalent Patient Days	3,829,300	3,520,000
% Change	8.8%
Inpatient Surgery Cases	130,100	126,300
% Change	3.0%
Outpatient Surgery Cases	214,500	210,500
% Change	1.9%
Emergency Room Visits	1,982,000	1,765,000
% Change	12.3%
Outpatient Revenues as a
Percentage of Patient Revenues	37.7%	36.9%
Average Length of Stay	5.0	4.9
Occupancy	59.9%	56.8%

Same Facility:
Admissions	466,900	444,100
% Change	5.1%
Equivalent Admissions	760,100	711,500
% Change	6.8%
Revenue per Equivalent Admission	$12,587	$12,390
% Change	1.6%
Inpatient Revenue per Admission	$12,448	$12,099
% Change	2.9%
Inpatient Surgery Cases	129,000	125,200
% Change	3.0%
Outpatient Surgery Cases	211,400	208,500
% Change	1.4%
Emergency Room Visits	1,963,700	1,760,500
% Change	11.5%